Exhibit 3.3

84033000154

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FREQUENCY ELECTRONICS, INC.

FREQUENCY ELECTRONICS, INC., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is FREQUENCY ELECTRONICS, INC.

The Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 23, 1968.

2. This Certificate of Amendment amends the Certificate of Incorporation by deleting the existing Article NINTH and adding a new Article NINTH and TENTH, as set forth in Paragraphs 3 and 4 hereof.

3. The text of the Certificate of Incorporation, as heretofore amended, is further amended hereby by adding a new Article NINTH to read in its entirety as follows:

“NINTH: The following provisions shall apply in addition to any other affirmative vote required by law or this certificate of incorporation:

Section I
CERTAIN BUSINESS COMBINATIONS

The affirmative vote of the holders of not less than three-fourths of the outstanding shares of Voting Stock (as hereinafter defined) and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the Corporation, exclusive of shares beneficially owned by the Acquiring Person (as hereinafter defined) with which or by or on whose behalf, directly or indirectly, a Business Combination (as hereinafter defined) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination. Notwithstanding the foregoing, the voting requirements set forth in the preceding sentence shall not be applicable (A) to any transaction between the Corporation and one or more of its wholly owned subsidiaries, or (B) if such Business Combination is approved by a majority of the Corporation’s Board of Directors prior to the Acquiring Person becoming such, or (C) if such Business Combination is approved by a vote of three-fourths of the Corporation’s Board of Directors, or (D) if all of the conditions set forth below are satisfied: (i) the cash or fair market value of the property, securities or other consideration to be received per share by holders of shares of each class of Voting Stock in such Business Combination as of the date of consummation thereof is an amount not less than the higher of (a) the Highest Per Share Price or the Highest Equivalent Price (as these terms are hereinafter defined) paid by such Acquiring Person in acquiring any of its holdings of Voting Stock, and (b) the Fair Market Price (as hereinafter defined) of such class of Voting Stock determined on the date the proposal for such Business Combination was first publicly announced, and such consideration shall be in the same form and of the same kind as the consideration paid by such Acquiring Person in acquiring the shares of Voting Stock already acquired by it (if the Acquiring Person had paid for shares of Voting Stock with varying forms of consideration, the form of consideration to be received by the holders of Voting Stock shall be the form used to acquire the largest number of shares of Voting Stock acquired by such Acquiring Person); (ii) after the Acquiring Person has become such and prior to the consummation of such Business Combination, there shall have been (a) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock; (iii) such Acquiring Person shall not have become the “beneficial owner” (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of ]934) of any additional shares of Voting Stock except as part of the transaction which results in such Acquiring Person becoming an Acquiring Person; (iv) after such Acquiring Person has become an Acquiring Person, such Acquiring Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (v) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation, at the Corporation’s expense, at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section II
DEFINITIONS

For purposes of this Article NINTH:

1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Acquiring Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, in a single transaction or related series of transactions, of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Acquiring Person, (c) any merger or consolidation of an Acquiring Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device, in a single transaction or related series of transactions, of all or any Substantial Part of the assets of an Acquiring Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to an Acquiring Person, (f) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of an Acquiring Person, (g) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed, directly or indirectly, by or on behalf of an Acquiring Person, (h) any merger or consolidation of the Corporation with a subsidiary of the Corporation proposed by or on behalf of an Acquiring Person, unless the surviving or consolidated corporation, as the case may be, has a provision in its certificate of incorporation substantially identical to this Article NINTH, (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination, and (j) any other transaction with an Acquiring Person which requires the approval of the stockholders of the Corporation under the General Corporation Law of Delaware. A person who is an Acquiring Person as of (x) the time any definitive agreement relating to a Business Combination is entered into, (y) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (z) immediately prior to the consummation of a Business Combination, shall be deemed an Acquiring Person for purposes of this definition.

2. Acquiring Person. The term “Acquiring Person” shall mean and include any individual, corporation (other than the Corporation), partnership or other person or entity which, together with its (a) “affiliates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), “beneficially owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), in the aggregate, 5% or more of the outstanding Voting Stock of the Corporation; and (b) any “affiliate” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of common stock of the Corporation which any Acquiring Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed “beneficially owned” by such Acquiring Person. For purposes of this Article, the Board of Directors shall have the power to determine, on the basis of information known to the Board, if and when there is an Acquiring Person. Any such determination shall be conclusive and binding for all purposes of this Article.

3. Substantial Part. The term “Substantial Part” shall mean an amount equal to more than 10% of the fair market value of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

4. Rights to Acquire. Without limitation, any share of Voting Stock of the Corporation that any Acquiring Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be beneficially owned by the Acquiring Person and to be outstanding for purposes of Paragraph 2 of this Section II.

5. Other Consideration to Be Received. For the purposes of Section I of this Article NINTH, the term “other consideration to be received” shall include, without limitation, Common Stock, Preferred Stock or other capital of the Corporation retained by its existing Stockholders other than the Acquiring Person with which or by or on whose behalf, directly or indirectly, a Business Combination has been proposed or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

6. Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote in elections of directors (considered for this purpose as one class), and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.

7. Time of Acquisition. An Acquiring Person shall be deemed to have acquired shares of the Voting Stock of the Corporation at the time when such Acquiring Person became the Beneficial Owner thereof. The price paid by an Acquiring Person for such shares held by a person or entity at the time it became part of such Acquiring Person shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by such person or entity and (b) tee market price of the shares in question at the time when such person or entity became part of such Acquiring Person.

8. Highest Per Share Price; Highest Equivalent Price. The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article NINTH shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest per share price that can be determined to have been paid at any time by the Acquiring Person by or on whose behalf, directly or indirectly, the Business Combination has been proposed for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the highest per share price equivalent of the highest price that can be determined to have been paid at any time by such Acquiring Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by an Acquiring Person shall be taken into account regardless of whether the shares were purchased before or after the Acquiring Person became an Acquiring Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Acquiring Person with respect to the shares of capital stock of the Corporation acquired by the Acquiring Person. The Highest Per Share Price and the Highest Equivalent Price shall be appropriately adjusted to take into account stock dividends, subdivisions, combinations and reclassifications.

9. Fair Market Price. The term “Fair Market Price” shall mean for any class of Voting Stock the highest closing ?ale price during the 30-day period immediately preceding the date in question of a share of such class of Voting Stock on the American Stock Exchange, or, if such class of Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such class of Voting Stock is listed, or, if such class of Voting Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such class of Voting Stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock.

Section III
AMENDMENT

The provisions set forth in this Article NINTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than three-fourths of the outstanding shares of Voting Stock of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal, provided, however, that if such action has been proposed, directly or indirectly, on behalf of an Acquiring Person, it must also be approved by the affirmative vote of the holders of not less than three-fourths of the outstanding shares of Voting Stock held by the stockholders other than such Acquiring Person.

4. The text of the Certificate of Incorporation as heretofore amended is further amended by adding a new Article TENTH, to read in its entirety as follows:

“TENTH: Subject to the provisions of Section III of Article NINTH hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.”

5. The capital of the Corporation will not be reduced under or by reason of this Amendment.

6. This Amendment was duly adopted by a vote of the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said FREQUENCY ELECTRONICS, INC. has caused this Certificate to be signed by its President And attested by its Secretary, and its corporate seal to be hereunto affixed, this 17 day of October, 1984.

/s/ Martin B. Block
Martin B Block President

Attest:	/s/ Harry Newman
Harry Newman Secretary

(Corporate Seal)

Sworn to before me this 17th

day of October 1984.

/s/ Katherine E. Biasotti
NOTARY PUBLIC

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